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                                                                                                               EXHIBIT 11.1

                                              CONSECO, INC. AND SUBSIDIARIES

                                        COMPUTATION OF EARNINGS PER SHARE - PRIMARY
                                                           (unaudited)

                                                                           Three months ended           Six months ended
                                                                                 June 30,                    June 30,
                                                                          --------------------         ------------------
                                                                          1997            1996          1997         1996
                                                                          ----            ----          ----         ----
   Shares outstanding, beginning of period........................    183,245,130     82,737,604    167,128,228    81,031,828

   Weighted average shares issued (acquired) during the period:
     Shares issued in conjunction with mergers....................      9,188,759          -          7,473,571         -
     Shares issued under employee benefit and compensation plans             -             -            101,086         -
     Exercise of stock options....................................      4,651,914         46,378      3,120,112     2,007,752
     Shares issued upon conversion of preferred stock.............         89,018        672,196      5,746,993       337,840
     Shares issued upon conversion of convertible debentures......        392,055          -          4,048,362          -
     Treasury stock acquired......................................     (8,213,278)          (620)    (4,106,639)     (952,492)
     Common equivalent shares related to:
       Stock options at average market price .....................     10,035,158      4,700,162     10,916,957     4,662,020
       Employee stock plans ......................................      2,291,778      2,032,858      2,184,979     2,024,800
       PRIDES.....................................................      6,734,908     14,944,768      7,037,497    13,138,498
       Convertible debentures.....................................      5,879,059          -          5,420,094          -
                                                                     ------------    -----------    -----------   -----------

   Weighted average primary shares outstanding....................    214,294,501    105,133,346    209,071,240   102,250,246
                                                                     ============    ===========    ===========   ===========

   Net income for primary earnings per share:
     Net income as reported.......................................   $130,645,000    $50,062,000   $242,134,000   $96,410,000
     Less amounts applicable to preferred stock:
       Charge related to induced conversions......................       (911,000)         -        (13,201,000)        -
       Preferred stock dividends..................................           -        (4,412,000)          -       (9,018,000)
                                                                     ------------    -----------   ------------   -----------

   Net income for primary earnings per share......................   $129,734,000    $45,650,000   $228,933,000   $87,392,000
                                                                     ============    ===========   ============   ===========

   Net income per primary common share............................           $.61           $.43          $1.10          $.85
                                                                             ====           ====          =====          ====
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